Exhibit 99.2

Isle’s Proposed Cape Girardeau Casino Selected

By Missouri Gaming Commission

ST. LOUIS, Mo., December 1/PRNewswire-FirstCall/ Isle of Capri Casinos, Inc. (NASDAQ:  ISLE) announced today that the Missouri Gaming Commission has selected Isle’s proposed casino project in Cape Girardeau for prioritization for the 13th and final gaming license in the State of Missouri.

The project is expected to include 1,000 slot machines, 28 table games, 3 restaurants, a lounge and terrace overlooking the Mississippi River and a 750-seat event center at an estimated cost of $125 million.

“We thank the Missouri Gaming Commission for their confidence in our project, and greatly appreciate the support of Cape’s citizens and elected officials,” said Paul Keller, Isle’s chief development officer. “This project represents one of the largest economic development projects in the history of Cape Girardeau. Our goal is to build a showpiece for southeast Missouri, enhance the historic downtown area, and bring hundreds of quality jobs to the community.  We look forward to working closely with City and State officials as we prepare to begin construction in early summer.”

Additional details about the project will be discussed on Thursday, Dec. 2 at 8:30 am when Isle reports its financial results for its second quarter of FY 2011. The toll-free telephone number to access the call for the U.S. is 877-917-8929. The international telephone number to access the call is 517-308-9020.  The conference call reference number is 5980634.

For more information about the project visit www.capewins.com

About Isle of Capri Casinos, Inc.

Isle of Capri Casinos, Inc., founded in 1992, is dedicated to providing its customers with an exceptional gaming and entertainment experience at each of its 15 casino properties. The Company owns and operates casinos domestically in Biloxi, Lula, Natchez and Vicksburg, Mississippi; Lake Charles, Louisiana; Bettendorf, Davenport, Marquette and Waterloo, Iowa; Boonville, Caruthersville and Kansas City, Missouri; two casinos in Black Hawk, Colorado; and a casino and harness track in Pompano Beach, Florida.  More information is available at the Company’s website, www.islecorp.com.

Forward-Looking Statement

This press release may be deemed to contain forward-looking statements, which are subject to change. These forward-looking statements may be significantly impacted, either positively or negatively by various factors, including without limitation, licensing, and other regulatory approvals, financing sources, development and construction activities, costs and delays, weather, permits, competition and business conditions in the gaming industry. The forward-looking statements are subject to numerous risks and uncertainties that could cause actual results to differ materially from those expressed in or implied by the statements herein.

Additional information concerning potential factors that could affect the Company’s financial condition, results of operations and expansion projects, is included in the filings of the Company with the Securities and Exchange Commission, including, but not limited to, its Form 10-K for the most recently ended fiscal year.

CONTACTS:

Isle of Capri Casinos, Inc.,

Dale Black, Chief Financial Officer-314.813.9327

Jill Haynes, Senior Director of Corporate Communication-314.813.9368

NOTE:  Other Isle of Capri Casinos, Inc. press releases and a corporate profile are available at http://www.prnewswire.com.  Isle of Capri Casinos, Inc.’s home page is http://www.islecorp.com.

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